                                                                    EXHIBIT 12-1


              MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (THOUSANDS OF DOLLARS)

                                                 Twelve Months Ended  Twelve Months Ended  Twelve Months Ended
                                                 -------------------  -------------------  -------------------
                                                   March 31, 1996      December 31, 1995    December 31, 1994
                                                 -------------------  -------------------  -------------------

EARNINGS AS DEFINED (1)
Net Income...............................             $ 86,153             $ 71,723             $ 59,868
Federal and other income taxes...........               50,159               41,004               29,839
Fixed charges............................               47,420               45,637               39,663
                                                      --------             --------             --------
  Earnings as defined....................             $183,732             $158,364             $129,370
                                                      ========             ========             ========

FIXED CHARGES AS DEFINED (1)
Interest on long-term debt...............             $ 37,335             $ 35,820             $ 27,948
Interest on other borrowed funds.........                6,916                7,053                9,093
Amortization of debt discounts, premium
  and expense............................                1,074                  996                  950
Interest implicit in rentals (2).........                2,095                1,768                1,672
                                                      --------             --------             --------
  Fixed charges as defined...............             $ 47,420             $ 45,637             $ 39,663
                                                      ========             ========             ========

Ratio of Earnings to Fixed Charges.......                 3.88                 3.47                 3.26
                                                      ========             ========             ========
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Notes:
- -----
(1) Earnings and fixed charges are defined and computed in accordance with
    Item 503 of Regulation S-K.
(2) This amount is estimated to be a reasonable approximation of the interest portion of rentals.

MichCon is a guarantor of certain other debt. Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.